Exhibit 99.1

Contacts: Pat Sheaffer or Ron Wysaske, Riverview Bancorp, Inc. 360-693-6650

Riverview Bancorp Earns $16.6 Million in Fourth Fiscal Quarter and $19.4 Million for Fiscal Year 2014;
Highlighted by Improved Credit Quality Metrics, OCC Agreement Termination and
Recapture of its Deferred Tax Asset Valuation Allowance

Vancouver, WA – May 1, 2014 - Riverview Bancorp, Inc. (Nasdaq GSM: RVSB) (“Riverview” or the “Company”) today reported that it earned $16.6 million, or $0.74 per diluted share, in the fourth fiscal quarter ended March 31, 2014. This compared to net income of $801,000, or $0.04 per diluted share, in the preceding quarter and $1.6 million, or $0.07 per diluted share, in the fourth fiscal quarter a year ago. The fourth quarter results include a $15.1 million recapture of its deferred tax asset valuation allowance.

For all of fiscal year 2014, net income increased to $19.4 million, or $0.87 per diluted share, compared to $2.6 million, or $0.12 per diluted share, in fiscal year 2013.

“Fiscal year 2014 was a banner year for Riverview,” stated Pat Sheaffer, Chairman and CEO. “We celebrated our seventh consecutive profitable quarter and continued to make meaningful progress in reducing nonperforming and classified assets. The combination of these two achievements led to the OCC terminating our formal agreement and the reversal of our deferred tax asset valuation allowance. As we look forward to the coming year, our future looks prosperous. Our core earnings have improved and we see opportunities for both loan and deposit growth in the coming year.”

Fourth Quarter Highlights (at or for the period ended March 31, 2014)

•	Fourth quarter net income was $16.6 million, or $0.74 per diluted share.
•
Excluding the recapture of the $15.1 million deferred tax allowance, fourth quarter net income was $1.5 million, compared to $801,000 in the preceding quarter and $1.6 million in the fourth quarter a year ago.

•	Net loans increased $15.3 million with loan originations totaling $41.5 million during the fourth quarter.
•	Classified assets decreased $11.3 million during the quarter to $43.4 million (20.6% decline).
•	Nonperforming assets decreased $3.6 million during the quarter to $21.8 million (14.1% decline).
•	Deposits increased $26.3 million to $690.1 million at March 31, 2014 compared to $663.8 million a year ago.
•	RAMCo’s assets under management increased to $359.7 million with $2.6 million in fees during fiscal year 2014.
•	Capital levels increased with a total risk-based capital ratio of 16.66% and Tier 1 leverage ratio of 10.71%.

Balance Sheet Review
“Riverview’s business outlook continues to improve as the economic recovery gains strength,” said Ron Wysaske, President and COO. “Loan demand has been strengthening the past few quarters and the momentum we have built in our loan pipeline suggests a strong prospect for continued loan growth in fiscal year 2015. The asset quality improvements made by our team will also allow us to allocate more of our resources into business development and expanding lending relationships.”

Net loans increased $15.3 million during the fourth quarter to $520.9 million at March 31, 2014 compared to $505.6 million at December 31, 2013. Loan originations totaled $41.5 million during the quarter and Riverview purchased an additional $14.4 million in a pool of automobile loans during the fourth quarter.

Core deposit growth has remained strong with checking account balances growing $28.9 million during the past year. Total deposits increased to $690.1 million at March 31, 2014 compared to $689.3 million three months earlier and $663.8 million a year earlier.  As of March 31, 2014, interest checking accounts represent 15.1% and non-interest checking accounts represent 18.6% of the total deposit portfolio.

RVSB Reports Fourth Quarter Fiscal 2014 Profit
May 1, 2014

Shareholders’ equity improved to $98.0 million at fiscal year-end compared to $78.4 million a year earlier. Tangible book value per share improved to $3.20 per share at March 31, 2014 compared to $2.33 per share a year ago.

Credit Quality

“Asset quality continues to remain a top priority for Riverview,” said Dan Cox, Executive Vice President and Chief Credit Officer. “We have made substantial progress during fiscal year 2014 and we expect that our credit quality metrics will continue to improve during the next fiscal year. The improvements that we made reflect strongly on the hard work, dedication and teamwork demonstrated by our employees during the last several years.”

Classified assets decreased $11.3 million during the quarter to $43.4 million at March 31, 2014 compared to $54.7 million at December 31, 2013. The classified asset to total capital ratio decreased to 45.1% at March 31, 2014 compared to 57.6% three months earlier.

Nonperforming assets totaled $21.8 million at March 31, 2014, compared to $25.3 million three months earlier and $36.8 million a year ago.

REO sales totaled $4.6 million during the quarter with $220,000 in write-downs and $553,000 in additions. Riverview also sold an additional $551,000 in properties since March 31st and has an additional $1.2 million in properties currently under contract, which are expected to close during the first fiscal quarter of 2015 with minimal to no projected losses on these sales.

Riverview recorded a $1.2 million recapture of loan losses during the fourth quarter of fiscal 2014, compared to no provision in the preceding quarter and a $3.6 million recapture of loan losses in the fourth quarter a year ago. In fiscal year 2014, Riverview recorded a $3.7 million recapture of loan losses compared to a $900,000 provision for loan losses in fiscal year 2013. The decrease in required loan loss provision reflects the improvement in credit quality and the increase in loan recoveries during the past fiscal year.

Net loan charge-offs totaled $297,000 in the fourth quarter compared to a net recovery of $352,000 in the preceding quarter and net charge-offs of $390,000 in the fourth quarter a year ago. In fiscal year 2014, Riverview had net recoveries totaling $608,000 compared to net charge-offs of $5.2 million in fiscal year 2013.

The allowance for loan losses at March 31, 2014 totaled $12.6 million, representing 2.35% of total loans and 89.25% of nonperforming loans.

Income Statement

Riverview’s fourth quarter net interest income was $6.0 million, which was the same as in the preceding quarter and decreased slightly from $6.2 million in the fourth quarter a year ago. For fiscal year 2014, net interest income was $24.2 million compared to $29.4 million in fiscal year 2013.

“Riverview’s net interest margin improved four basis points compared to the preceding quarter, primarily due to the deployment of cash into higher yielding investment securities during the quarter as well as the increase in our loan portfolio,” said Kevin Lycklama, Executive Vice President and Chief Financial Officer. “During the last fiscal year, we deployed over $95 million of cash into our investment portfolio in order to offset some of the pressure from the continued low interest rate environment.”

Riverview’s net interest margin was 3.33% in the fiscal fourth quarter compared to 3.29% for the preceding quarter and 3.64% in the fiscal fourth quarter a year ago. For the fiscal year, Riverview’s net interest margin was 3.37% compared to 4.06% in fiscal year 2013. The decrease in the net interest margin compared to prior year was largely due to the decline in loan yields and the higher level of lower yielding interest-bearing cash balances held by the Company. Loan yields have contracted as a result of the lower yields on new loan originations and the repricing of existing loans.

Non-interest income was $1.9 million in the fourth quarter compared to $2.4 million in the preceding quarter and $2.0 million in the fourth quarter a year ago. Asset management fees increased to $694,000 during the quarter compared to $547,000 in the same quarter a year ago as a result of an increase in assets under management. Non-interest income was also impacted by the slowdown in mortgage related volumes. This slowdown was primarily driven by lower refinance and purchase activity due to an increase in interest rates and the seasonal cyclicality of the housing market.

RVSB Reports Fourth Quarter Fiscal 2014 Profit
May 1, 2014

Non-interest expense was $7.5 million in the fourth quarter, compared to $7.6 million in the preceding quarter and $10.2 million in the fourth quarter a year ago. The primary driver for the decrease from prior year was a reduction in REO expenses. REO expenses decreased to $363,000 in the fourth quarter compared to $2.9 million in the same quarter a year ago. For the full year, non-interest expense totaled $32.0 million compared to $34.8 million in fiscal 2013.

Income Taxes

As a result of the improvement in Riverview’s financial condition, specifically an improvement in asset quality and core earnings, and its forecast for future earnings, the Company reversed the $15.1 million valuation allowance on its deferred tax asset during the fourth quarter. The fourth fiscal quarter ended March 31, 2014 marked Riverview’s seventh consecutive profitable quarter. Classified assets have improved during the past eight consecutive quarters and Riverview has been in a net loan recovery position during the past fiscal year.

Capital and Liquidity

Riverview continues to maintain capital levels in excess of the regulatory requirements to be categorized as “well capitalized” with a total risk-based capital ratio of 16.66%, Tier 1 leverage ratio of 10.71% and tangible common equity to tangible assets of 9.02% at March 31, 2014.

The Bank had available total and contingent liquidity of more than $500 million, representing 62% of total assets as of March 31, 2014. Included in the Bank’s total liquidity was more than $200 million of cash and short-term investments.

Regulatory

The Company recently announced that the Office of the Comptroller of the Currency has lifted the formal agreement (“Agreement”) with Riverview Community Bank. This action immediately ended the regulatory restrictions that were contained in the Agreement and no further reporting under the Agreement is necessary.

Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles (GAAP), this press release contains certain non-GAAP financial measures. Riverview believes that certain non-GAAP financial measures provide investors with information useful in understanding the company’s financial performance; however, readers of this report are urged to review these non-GAAP financial measures in conjunction with GAAP results as reported.

Financial measures that exclude intangible assets are non-GAAP measures. To provide investors with a broader understanding of capital adequacy, Riverview provides non-GAAP financial measures for tangible common equity, along with the GAAP measure. Tangible common equity is calculated as shareholders’ equity less goodwill and other intangible assets. In addition, tangible assets are total assets less goodwill and other intangible assets.

The following table provides a reconciliation of ending shareholders’ equity (GAAP) to ending tangible shareholders’ equity (non-GAAP), and ending assets (GAAP) to ending tangible assets (non-GAAP).

(Dollars in thousands)	March 31, 2014	December 31, 2013	March 31, 2013

Shareholders' equity	$97,978	$81,264	$78,442
Goodwill	25,572	25,572	25,572
Other intangible assets, net	395	419	454
Tangible shareholders' equity	$72,011	$55,273	$52,416

Total assets	$824,521	$804,949	$777,003
Goodwill	25,572	25,572	25,572
Other intangible assets, net	395	419	454
Tangible assets	$798,554	$778,958	$750,977

RVSB Reports Fourth Quarter Fiscal 2014 Profit
May 1, 2014

About Riverview

Riverview Bancorp, Inc. (www.riverviewbank.com) is headquartered in Vancouver, Washington – just north of Portland, Oregon on the I-5 corridor. With assets of $825 million, it is the parent company of the 91 year-old Riverview Community Bank, as well as Riverview Asset Management Corp. The Bank offers true community banking services, focusing on providing the highest quality service and financial products to commercial and retail customers. There are 18 branches, including thirteen in the Portland-Vancouver area and three lending centers.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the Company’s ability to raise common capital; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in the Company’s allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in the Company’s market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, the Company’s net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes, land and other properties and fluctuations in real estate values in the Company’s market areas; secondary market conditions for loans and the Company’s ability to sell loans in the secondary market; results of examinations of us by the Office of Comptroller of the Currency or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase the Company’s reserve for loan losses, write-down assets, change Riverview Community Bank’s regulatory capital position or affect the Company’s ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; legislative or regulatory changes that adversely affect the Company’s business including changes in regulatory policies and principles, or the interpretation of regulatory capital or other rules; the Company’s ability to attract and retain deposits; further increases in premiums for deposit insurance; the Company’s ability to control operating costs and expenses; the use of estimates in determining fair value of certain of the Company’s assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risks associated with the loans on the Company’s balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect the Company’s workforce and potential associated charges; computer systems on which the Company depends could fail or experience a security breach; the Company’s ability to retain key members of its senior management team; costs and effects of litigation, including settlements and judgments; the Company’s ability to successfully integrate any assets, liabilities, customers, systems, and management personnel it may in the future acquire into its operations and the Company’s ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; the Company’s ability to pay dividends on its common stock; and interest or principal payments on its junior subordinated debentures; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, pricing, products and services and the other risks described from time to time in our filings with the SEC.

Such forward-looking statements may include projections. Any such projections were not prepared in accordance with published guidelines of the American Institute of Certified Public Accountants or the Securities Exchange Commission regarding projections and forecasts nor have such projections been audited, examined or otherwise reviewed by independent auditors of the Company. In addition, such projections are based upon many estimates and inherently subject to significant economic and competitive uncertainties and contingencies, many of which are beyond the control of management of the Company. Accordingly, actual results may be materially higher or lower than those projected. The inclusion of such projections herein should not be regarded as a representation by the Company that the projections will prove to be correct.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for fiscal 2014 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

RVSB Reports Fourth Quarter Fiscal 2014 Profit
May 1, 2014

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Balance Sheets
(In thousands, except share data) (Unaudited)	March 31, 2014	December 31, 2013	March 31, 2013
ASSETS

Cash (including interest-earning accounts of $51,715, $110,104	$ 68,577	$ 123,140	$ 115,415
and $100,093)
Certificate of deposits	36,925	37,174	44,635
Loans held for sale	1,024	148	831
Investment securities available for sale, at fair value	23,394	19,794	6,216
Mortgage-backed securities held to maturity, at amortized	101	104	125
Mortgage-backed securities available for sale, at fair value	78,575	34,529	431
Loans receivable (net of allowance for loan losses of $12,551, $14,048
and $15,643)	520,937	505,632	520,369
Real estate and other pers. property owned	7,703	11,951	15,638
Prepaid expenses and other assets	3,197	3,268	3,063
Accrued interest receivable	1,836	1,670	1,747
Federal Home Loan Bank stock, at cost	6,744	6,958	7,154
Premises and equipment, net	16,417	16,685	17,693
Deferred income taxes, net	15,433	348	522
Mortgage servicing rights, net	369	386	388
Goodwill	25,572	25,572	25,572
Core deposit intangible, net	26	33	66
Bank owned life insurance	17,691	17,557	17,138

TOTAL ASSETS	$ 824,521	$ 804,949	$ 777,003

LIABILITIES AND EQUITY

LIABILITIES:
Deposit accounts	$ 690,066	$ 689,271	$ 663,806
Accrued expenses and other liabilities	10,497	8,707	8,006
Advance payments by borrowers for taxes and insurance	467	193	1,025
Junior subordinated debentures	22,681	22,681	22,681
Capital lease obligation	2,361	2,381	2,440
Total liabilities	726,072	723,233	697,958

EQUITY:
Shareholders' equity
Serial preferred stock, $.01 par value; 250,000 authorized,
issued and outstanding, none	-	-	-
Common stock, $.01 par value; 50,000,000 authorized,
March 31, 2014 – 22,471,890 issued and outstanding;	225	225	225
December 31, 2013 - 22,471,890 issued and outstanding;
March 31, 2013 – 22,471,890 issued and outstanding;
Additional paid-in capital	65,195	65,176	65,551
Retained earnings	33,592	16,951	14,169
Unearned shares issued to employee stock ownership trust	(387)	(413)	(490)
Accumulated other comprehensive loss	(647)	(675)	(1,013)
Total shareholders’ equity	97,978	81,264	78,442

Noncontrolling interest	471	452	603
Total equity	98,449	81,716	79,045

TOTAL LIABILITIES AND EQUITY	$ 824,521	$ 804,949	$ 777,003

RVSB Reports Fourth Quarter Fiscal 2014 Profit
May 1, 2014

RIVERVIEW BANCORP, INC. AND SUBSIDIARY
Consolidated Statements of Operations
	Three Months Ended			Twelve Months Ended
(In thousands, except share data) (Unaudited)	March 31, 2014	Dec. 31, 2013	March 31, 2013	March 31, 2014	March 31, 2013
INTEREST INCOME:
Interest and fees on loans receivable	$6,034	$6,319	$6,690	$25,423	$32,041
Interest on investment securities-taxable	80	75	54	271	276
Interest on investment securities-non taxable	-	-	-	-	16
Interest on mortgage-backed securities	268	88	4	424	25
Other interest and dividends	154	191	157	686	574
Total interest income	6,536	6,673	6,905	26,804	32,932

INTEREST EXPENSE:
Interest on deposits	436	496	550	1,973	2,667
Interest on borrowings	146	149	150	595	818
Total interest expense	582	645	700	2,568	3,485
Net interest income	5,954	6,028	6,205	24,236	29,447
Less provision for (recapture of) loan losses	(1,200)	-	(3,600)	(3,700)	900

Net interest income after provision for (recapture of) loan losses	7,154	6,028	9,805	27,936	28,547

NON-INTEREST INCOME:
Fees and service charges	957	1,177	1,083	4,258	4,695
Asset management fees	694	605	547	2,630	2,172
Gain on sale of loans held for sale	58	176	245	667	1,386
Bank owned life insurance income	134	136	142	553	585
Other	7	290	15	259	35
Total non-interest income	1,850	2,384	2,032	8,367	8,873

NON-INTEREST EXPENSE:
Salaries and employee benefits	4,059	3,959	4,051	15,755	15,325
Occupancy and depreciation	1,190	1,187	1,259	4,811	4,970
Data processing	417	523	379	2,058	1,420
Amortization of core deposit intangible	7	7	17	40	71
Advertising and marketing expense	148	170	153	726	834
FDIC insurance premium	259	400	418	1,487	1,532
State and local taxes	122	106	130	462	547
Telecommunications	77	78	74	304	384
Professional fees	295	342	307	1,290	1,456
Real estate owned expenses	363	298	2,882	2,765	5,781
Other	523	541	566	2,263	2,438
Total non-interest expense	7,460	7,611	10,236	31,961	34,758

INCOME BEFORE INCOME TAXES	1,544	801	1,601	4,342	2,662
PROVISION (BENEFIT) FOR INCOME TAXES	(15,097)	-	6	(15,081)	29
NET INCOME	$16,641	$801	$1,595	$19,423	$2,633

Earnings per common share:
Basic	$0.74	$0.04	$0.07	$0.87	$0.12
Diluted	$0.74	$0.04	$0.07	$0.87	$0.12
Weighted average number of shares outstanding:
Basic	22,376,437	22,370,277	22,351,804	22,367,174	22,342,541
Diluted	22,385,244	22,371,914	22,352,229	22,369,046	22,342,541

RVSB Reports Fourth Quarter Fiscal 2014 Profit
May 1, 2014

(Dollars in thousands)	At or for the three months ended			At or for the twelve months ended
	March 31, 2014	Dec. 31, 2013	March 31, 2013	March 31, 2014	March 31, 2013
AVERAGE BALANCES
Average interest–earning assets	$ 726,218	$ 727,943	$ 691,793	$ 718,802	$ 726,123
Average interest-bearing liabilities	585,686	581,327	574,763	577,543	595,504
Net average earning assets	140,532	146,616	117,030	141,259	130,619
Average loans	517,419	516,864	543,906	522,806	599,028
Average deposits	682,888	680,167	662,978	672,740	697,367
Average equity	82,866	82,665	78,370	81,858	77,170
Average tangible equity	56,883	56,667	52,321	55,851	51,113

ASSET QUALITY	March 31, 2014	Dec. 31, 2013	March 31, 2013

Non-performing loans	14,062	13,377	21,133
Non-performing loans to total loans	2.64%	2.57%	3.94%
Real estate/repossessed assets owned	7,703	11,951	15,638
Non-performing assets	21,765	25,328	36,771
Non-performing assets to total assets	2.64%	3.15%	4.73%
Net loan charge-offs (recoveries) in the quarter	297	(352)	390
Net charge-offs in the quarter/average net loans	0.23%	-0.27%	0.29%

Allowance for loan losses	12,551	14,048	15,643
Average interest-earning assets to average
interest-bearing liabilities	123.99%	125.22%	120.36%
Allowance for loan losses to
non-performing loans	89.25%	105.02%	74.02%
Allowance for loan losses to total loans	2.35%	2.70%	2.92%
Shareholders’ equity to assets	11.88%	10.10%	10.10%

CAPITAL RATIOS
Total capital (to risk weighted assets)	16.66%	16.76%	15.29%
Tier 1 capital (to risk weighted assets)	15.40%	15.49%	14.02%
Tier 1 capital (to leverage assets)	10.71%	10.42%	9.99%
Tangible common equity (to tangible assets)	9.02%	7.10%	6.98%

DEPOSIT MIX	March 31, 2014	Dec. 31, 2013	March 31, 2013

Interest checking	$ 104,543	$ 99,374	$ 91,754
Regular savings	66,702	63,230	54,316
Money market deposit accounts	227,933	233,581	217,091
Non-interest checking	128,635	123,630	112,527
Certificates of deposit	162,253	169,456	188,118
Total deposits	$ 690,066	$ 689,271	$ 663,806

RVSB Reports Fourth Quarter Fiscal 2014 Profit
May 1, 2014

COMPOSITION OF COMMERCIAL AND CONSTRUCTION LOANS

		Commercial		Commercial
		Real Estate	Real Estate	& Construction
	Commercial	Mortgage	Construction	Total
March 31, 2014	(Dollars in thousands)
Commercial	$ 71,632	$ -	$ -	$ 71,632
Commercial construction	-	-	15,618	15,618
Office buildings	-	77,476	-	77,476
Warehouse/industrial	-	45,632	-	45,632
Retail/shopping centers/strip malls	-	63,049	-	63,049
Assisted living facilities	-	7,585	-	7,585
Single purpose facilities	-	93,766	-	93,766
Land	-	16,245	-	16,245
Multi-family	-	21,128	-	21,128
One-to-four family	-	-	3,864	3,864
Total	$ 71,632	$ 324,881	$ 19,482	$ 415,995

March 31, 2013	(Dollars in thousands)
Commercial	$ 71,935	$ -	$ -	$ 71,935
Commercial construction	-	-	5,719	5,719
Office buildings	-	86,751	-	86,751
Warehouse/industrial	-	41,124	-	41,124
Retail/shopping centers/strip malls	-	67,472	-	67,472
Assisted living facilities	-	13,146	-	13,146
Single purpose facilities	-	89,198	-	89,198
Land	-	23,404	-	23,404
Multi-family	-	34,302	-	34,302
One-to-four family	-	-	3,956	3,956
Total	$ 71,935	$ 355,397	$ 9,675	$ 437,007

LOAN MIX	March 31, 2014	Dec. 31, 2013	March 31, 2013
Commercial and construction
Commercial	$ 71,632	$ 69,659	$ 71,935
Other real estate mortgage	324,881	332,373	355,397
Real estate construction	19,482	15,041	9,675
Total commercial and construction	415,995	417,073	437,007
Consumer
Real estate one-to-four family	93,007	93,026	97,140
Other installment	24,486	9,581	1,865
Total consumer	117,493	102,607	99,005

Total loans	533,488	519,680	536,012

Less:
Allowance for loan losses	12,551	14,048	15,643
Loans receivable, net	$ 520,937	$ 505,632	$ 520,369

RVSB Reports Fourth Quarter Fiscal 2014 Profit
May 1, 2014

DETAIL OF NON-PERFORMING ASSETS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
March 31, 2014	(Dollars in thousands)
Non-performing assets

Commercial	$-	$-	$452	$-	$-	$452
Commercial real estate	2,194	-	5,873	-	-	8,067
Land	-	800	-	-	-	800
Multi-family	2,014	-	-	-	-	2,014
Commercial construction	-	-	-	-	-	-
One-to-four family construction	-	-	-	-	-	-
Real estate one-to-four family	395	-	2,065	269	-	2,729
Consumer	-	-	-	-	-	-
Total non-performing loans	4,603	800	8,390	269	-	14,062

REO	374	542	5,966	821	-	7,703

Total non-performing assets	$4,977	$1,342	$14,356	$1,090	$-	$21,765

DETAIL OF SPEC CONSTRUCTION AND LAND DEVELOPMENT LOANS

	Northwest	Other	Southwest	Other
	Oregon	Oregon	Washington	Washington	Other	Total
March 31, 2014	(Dollars in thousands)
Land and spec construction loans

Land development loans	$2,676	$1,184	$12,385	$-	$-	$16,245
Spec construction loans	-	-	3,617	-	30	3,647

Total land and spec construction	$2,676	$1,184	$16,002	$-	$30	$19,892

RVSB Reports Fourth Quarter Fiscal 2014 Profit
May 1, 2014

	At or for the three months ended			At or for the twelve months ended
SELECTED OPERATING DATA	March 31, 2014	Dec. 31, 2013	March 31, 2013	March 31, 2014	March 31, 2013

Efficiency ratio (4)	95.59%	90.48%	124.27%	98.03%	90.70%
Coverage ratio (6)	79.81%	79.20%	60.62%	75.83%	84.72%
Return on average assets (1)	8.44%	0.40%	0.83%	2.46%	0.33%
Return on average equity (1)	81.44%	3.84%	8.25%	23.73%	3.41%

NET INTEREST SPREAD
Yield on loans	4.73%	4.85%	4.99%	4.86%	5.35%
Yield on investment securities	1.84%	1.46%	2.81%	1.65%	3.62%
Total yield on interest earning assets	3.65%	3.64%	4.05%	3.73%	4.54%

Cost of interest bearing deposits	0.32%	0.35%	0.41%	0.36%	0.47%
Cost of FHLB advances and other borrowings	2.36%	2.36%	2.42%	2.37%	3.25%
Total cost of interest bearing liabilities	0.40%	0.44%	0.49%	0.44%	0.59%

Spread (7)	3.25%	3.20%	3.56%	3.29%	3.95%
Net interest margin	3.33%	3.29%	3.64%	3.37%	4.06%

PER SHARE DATA
Basic earnings per share (2)	$ 0.74	$ 0.04	$ 0.07	$ 0.87	$ 0.12
Diluted earnings per share (3)	$ 0.74	$ 0.04	$ 0.07	$ 0.87	$ 0.12
Book value per share (5)	4.36	3.62	3.49	4.36	3.49
Tangible book value per share (5)	3.20	2.46	2.33	3.20	2.33
Market price per share:
High for the period	$ 3.49	$ 2.98	$ 2.76	$ 3.49	$ 2.76
Low for the period	2.82	2.51	1.66	2.27	1.08
Close for period end	3.43	2.90	2.64	3.43	2.64
Cash dividends declared per share	-	-	-	-	-

Average number of shares outstanding:
Basic (2)	22,376,437	22,370,277	22,351,804	22,367,174	22,342,541
Diluted (3)	22,385,244	22,371,914	22,352,229	22,369,046	22,342,541

(1)	Amounts for the quarterly periods are annualized.
(2)	Amounts exclude ESOP shares not committed to be released.
(3)	Amounts exclude ESOP shares not committed to be released and include common stock equivalents.
(4)	Non-interest expense divided by net interest income and non-interest income.
(5)	Amounts calculated based on shareholders’ equity and include ESOP shares not committed to be released.
(6)	Net interest income divided by non-interest expense.
(7)	Yield on interest-earning assets less cost of funds on interest-bearing liabilities.

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